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                                                                 EXHIBIT 12.1

                    HARVARD INDUSTRIES  INC.
                      (DEBTOR-IN-POSSESSION)
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                   DIVIDENDS ON PREFERRED STOCK
                     (In thousands of dollars)

                                                      Three months ended
                                                         December 31,
                                                  ----------------------
                                                       1997        1996
                                                  ----------- -----------
Pre-tax loss from continuing operations........... $   (2,408) $  (29,680)
Add: Fixed charges................................      5,353      12,513
                                                   ----------- -----------
Income as adjusted................................ $    2,945  $  (17,167)
                                                   =========== ===========
Fixed charges:
    Interest on indebtedness...................... $    3,853  $   12,188
    Portion of rents representative of the
        interest factor...........................      1,500         325
                                                   ----------- -----------
    Fixed charges.................................      5,353      12,513
Dividends on preferred stock and accretion........                  4,224
                                                   ----------- -----------
Fixed charges and dividends on preferred stock.... $    5,353  $   16,737
                                                   =========== ===========
Deficiency of earnings over fixed charges and
    dividends on preferred stock.................. $   (2,408) $  (33,904)
                                                   =========== ===========